Exhibit 99.2
For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com
For Immediate Release
PrivateBancorp Names C. Brant Ahrens Chief Operating Officer
CHICAGO, October 26, 2009 — PrivateBancorp, Inc. (NASDAQ: PVTB) today announced C. Brant Ahrens has been named Chief Operating Officer. Ahrens replaces John B. “Jay” Williams, who continues as Chairman of The PrivateBank Milwaukee.
Ahrens joined The PrivateBank in October 2007 and most recently served as Chief Strategy and Marketing Officer. He will continue to oversee those departments and will add oversight of the human resources, operations and information technology groups to his responsibilities.
“Brant is one of the architects of our Strategic Growth Plan and has a deep understanding of our business objectives,” said Larry D. Richman, President and Chief Executive Officer. “We are pleased that he is taking on this important leadership role as we continue to build the infrastructure necessary to support our long-term growth aspirations.”
Prior to joining The PrivateBank, Ahrens was Group Senior Vice President and head of LaSalle Bank’s Financial Institutions Group. In this capacity, Ahrens covered mid and small cap banks on a national basis primarily providing acquisition financing, cash management, and capital markets solutions. He started his career at LaSalle Bank and has experience in risk management, strategic development, and was head of International Corporate Banking.
Ahrens is on the Board of Directors of the Illinois Bankers Association and is chairman of the Associates Board of the Brain Research Foundation. He holds a bachelor’s degree in Finance from the University of Illinois Urbana-Champaign.
About PrivateBancorp, Inc.
PrivateBancorp, Inc. is a growing diversified financial services company with 34 offices in 10 states and $12.1 billion in assets as of September 30, 2009. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.theprivatebank.com.